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                                                                  EXHIBIT 99.330

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ENERGY GROUP
1999 PLAN
EXECUTIVE SUMMARY

Contract Signed: EME July 1992: SCE 1998: Calif. Power Exchange 1998: Electric Power Research TBD. Calif Independent System Operator 1998

Contract Ends: EME June 2004: SCE 1999: Calif Power Exchange 1999: Electric Power Research TBD. Calif Independent System Operator 1999

Account Manager: EME Larry Smith: SCE Terry McManus (LA Energy Project Office) Calif Power Exchange Dariush Shirmohammadi, Account Leader, Electric Power Research, Ali Vodjani, Account Leader. Calif Independent System Operator, Mehdi Assadian, Account Leader.

DESCRIPTION OF SERVICES PERFORMED

EME: A full range of Services is provided. The management of client's systems operations services and maintenance and support of existing systems are exclusive to PSE under the terms of the contract. In addition, the account provides non-exclusive Infrastructure, Applications Development, Systems Integration and Business Integration Services.

SCE: Development of Software Program for Company Wide revenue recognition and reconciliation. Maintenance and Support of a Wholesale Energy Program. Testing and Evaluation of Y2K Compliance programs throughout the entire organization. Program to automate the collection of data at Distribution Sub-Stations.

CALIF. POWER EXCHANGE: Support and services in Energy congestion management and market surveillance. Developing programs and services for a transaction bridge between Calif Power Exchange and Calif Independent System Operator.

ELECTRIC POWER RESEARCH INSTITUTE: Develop Energy Transaction Management System for Reserving, Arranging, Scheduling and Constraint Management of Energy Distribution resources through established regulatory agencies. System is called Interchange Distribution Calculator (IDC).

CALIF. INDEPENDENT SYSTEM OPERATOR: Consulting services in Testing and Market Surveillance.

RELATIONSHIP STATUS

EME: Services are being delivered successfully. Past and present relationship is conducive for significant future potential.

Risks:

o Acquisition of EME by PowerGen. PowerGen is an aggressive cost reduction oriented organization. Intentions of PowerGen towards the EME business have not yet been announced. PowerGen's stated objective is of gaining 15% of the total market.

o EME is significantly budget constrained which will cause discretionary IT spend to be subject to critical review.

Opportunities: The acquisition of EME by PowerGen offers opportunities for PSE given that our, area of Systems expertise and work load fits mainly in EME's supply business

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SCE: Relationship is improving steadily with Client. We must continue to perform successfully to cement this ever-improving relationship. Several other Vendors are present including IBM. Anderson, SAIC. SCE has an annual budget of $300M on IT.

Risks:

o Our continued ability to properly staff and resource projects to insure successful project completion.

o Obtaining sufficient long-term business at SCE to create significant business backlogs.

Opportunities:

o Y2K project work offers excellent opportunities for engagements through Year 2000. Y2K project work also provides a platform for building a qualified staff for future engagements and improving Client relations by consistent efficient performance.

o Our success with the current Revenue Recognition projects will place us in excellent position for additional projects

CALIF. POWER EXCHANGE: We have an excellent relationship and excellent opportunities for continued future engagements. This Client will be significantly challenged in the coming years under Energy deregulation and will need substantial assistance in many of its programs and services. We feel we are in a position to provide solutions to a portion of these challenges.

CALIF. INDEPENDENT SYSTEM OPERATOR: We have an excellent relationship and excellent opportunities for continued future engagements. We are "winding down" a significant project with which the Client is satisfied. We are providing a limited continuing engagement at present and have been asked to expand our presence, which is under consideration. This Client will also be significantly challenged in the coming years under deregulation and will need substantial assistance in many of its programs and services.

ELECTRIC POWER RESEARCH INSTITUTE: We recently completed a "study" for this Client with which they are well pleased. We are currently responding to an REP for an extension of our initial study effort to develop a significant Energy Transaction Management System that would be used nation wide under the auspices of established regulatory agencies. Our relation with this Client is excellent and we are positioned for potential future engagements.

BUSINESS ASSUMPTIONS FOR 1999

EME: Business underlying the 1999 Plan is driven by our Client's budget constraints and uncertainty following the PowerGen takeover.

o Plan assumes an $8.2M increase in Systems Operations and Applications Support costs post deregulation but a reduction in discretionary IT spends on new systems development.

o    Plan contains $32M of unsigned business.

SCE: Plan assumes continued engagement of projects already in place and the signing of project being pursued and nearing final approval by Client.

o Total Revenue planned at $7.OM. 1998 Original Plan was $3.0M. Present forecast is $4.8M

o $5.4M of the Planned 1999 Revenue is unsigned. $3.7M is "identified and unsigned" and $1.7M is "unidentified and unsigned"

CALIF. POWER EXCHANGE: Plan assumes continued engagement of up to 6/7 Associates on a Time and Material basis to assist in service and support of Congestion Management Programs and Market Surveillance.

o    Total Revenue planned at $3.1

o    All $3.1 is "identified and unsigned"

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CALIF. INDEPENDENT SYSTEM OPERATOR: Plan assumes one Associated engaged at
$26,000 per month for testing and market surveillance. Presently planned through September 1999.

o    Total Revenue planned at $324K

o    All $324K is "identified and unsigned"

ELECTRIC POWER RESEARCH INSTITUTE: Plan assumes continued engage with Energy Transaction Management with up to 4 Associates for the entire year.

o    Total Revenue planned at $1.2M

o    All $1.2M is "identified and unsigned"

DEVIATIONS FROM THE 1999 PLAN GUIDELINES

None